UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of

the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): December 12, 2013 (December 11, 2013)

ALEXZA PHARMACEUTICALS, INC.

(Exact name of registrant as specified in its charter)

Delaware	000-51820	77-0567768
(State or other jurisdiction of incorporation)	(Commission File Number)	(IRS Employer Identification No.)

Alexza Pharmaceuticals, Inc. 2091 Stierlin Court Mountain View, California	94043
(Address of principal executive offices)	(Zip Code)

Registrant’s telephone number, including area code: (650) 944-7000

(Former name or former address, if changed since last report.)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Section 2 – Financial Information

Item 2.03. Creation of a Direct Financial Obligation or an Obligation under an Off-Balance Sheet Arrangement of a Registrant.

(a)    On December 11, 2013, Alexza Pharmaceuticals, Inc. (the “Company”) became obligated on a direct financial obligation as a result of the Company’s receipt of $5 million from Teva Pharmaceuticals USA, Inc. (“Teva”) under a Convertible Promissory Note and Agreement to Lend (the “Note”), previously disclosed in the Company’s Current Report on Form 8-K, filed with the Securities and Exchange Commission (“SEC”) on May 8, 2013 (the “May 8th Current Report”), and attached as Exhibit 10.5 to the Company’s Quarterly Report on Form 10-Q, filed with the SEC on August 14, 2013 (the “Second Quarter Quarterly Report”). The Company previously received $10 million from Teva under the Note, as previously disclosed in the Company’s Current Report on Form 8-K, filed with the SEC on September 30, 2013. The Company entered into the Note in connection with a License and Supply Agreement, previously disclosed in the May 8th Current Report and attached as Exhibit 10.4 to the Second Quarter Quarterly Report.

Under the terms of the Note, the Company may, upon written notice to Teva, receive advances to fund an agreed operating budget related to ADASUVE® (Staccato® loxapine). The aggregate advances may total up to $25 million and will be due and payable on the fifth anniversary of the Note. The Company may prepay from time to time up to one-half of total amounts advanced and interest outstanding at any time prior to the maturity date. Teva has the right to convert any outstanding principal and unpaid accrued interest into shares of the Company’s common stock at a conversion price equal to $4.4833 per share. The Note bears simple interest of 4% per year.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

ALEXZA PHARMACEUTICALS, INC.

Date: December 12, 2013	By:	/s/ Thomas B. King
Thomas B. King President and Chief Executive Officer